Exhibit 3

April 27, 2012

Company Name:	Nisshin Steel Co., Ltd.

Code Number:	5407

Representative:	Toshinori Miki Representative Director and President & Chief Executive Officer

Contact:	Nobuyuki Sakaki General Manager General Administration & Risk Management Department Tel: +81-3-3216-5566

Company Name:	Nippon Metal Industry Co., Ltd.

Code Number:	5479

Representative:	Hiroshi Yoshimura Representative Director and President

Contact:	Isao Fujiwara General Manager IR Section of Corporate Planning Department Tel: +81-3-3500-5645

Execution of Agreement on the Establishment of Holding Company between Nisshin Steel Co., Ltd.

and Nippon Metal Industry Co., Ltd. and Preparation of the Share Transfer Plan

As announced in “Execution of Master Business Integration Agreement between Nisshin Steel Co., Ltd. and Nippon Metal Industry Co., Ltd.” dated March 19, 2012 (the “Press Release of March 19, 2012”), Nisshin Steel Co., Ltd. (“Nisshin”) and Nippon Metal Industry Co., Ltd. (“Nikkinko”) (collectively, the “Companies”) have agreed to establish a holding company (the “Holding Company”) by means of joint transfer of their respective shares (the “Share Transfer”) and have entered into a master business integration agreement (the “Master Business Integration Agreement”) on the same date. Pursuant to the Master Business Integration Agreement, the Companies have entered into a share transfer agreement (the “Share Transfer Agreement”) and have jointly prepared a share transfer plan (the “Share Transfer Plan”) as provided below after respectively obtaining the resolution of the board of directors in the meeting held today. The implementation of Share Transfer is subject to the Companies obtaining the approvals such as approvals of relevant authorities including relevant authorities overseas and approvals of their respective shareholders at the shareholders’ meetings. No changes from the Press Release of March 19, 2012 have been made as to the important matters concerning the Share Transfer such as the share transfer ratio under the Share Transfer Agreement and the Share Transfer Plan.

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

1.	Objectives of Business Integration through the Share Transfer, etc.

As explained in the Press Release of March 19, 2012, through the business integration, Nisshin and Nikkinko will not only establish itself as the No. 1 manufacturer in stainless steel business in Japan overall (i.e., technology, development, marketing and earnings), but also develop a firmer business platform in order to make a leap to become one of the top stainless steel manufacturers in the world by consolidating and taking full advantage of their business resources.

2.	Outline of the Share Transfer

(1) Schedule for the Share Transfer

Execution of Share Transfer Agreement and preparation of Share Transfer Plan (both companies)	April 27, 2012

Annual shareholders’ meetings to approve the Share Transfer Plan (both companies)	June 26, 2012 (Scheduled)

Date of delisting from the Tokyo Stock Exchange (both companies)	September 26, 2012 (Scheduled)

Effective date of the Share Transfer (both companies)	October 1, 2012 (Scheduled)

Date of registration of the incorporation of the Holding Company	October 1, 2012 (Scheduled)

Listing date of shares in the Holding Company	October 1, 2012 (Scheduled)

The Share Transfer is subject to the Companies obtaining the approvals such as approvals of relevant authorities (including approvals required under the applicable competition laws overseas) and approvals of their respective shareholders at the shareholders’ meetings, and the above schedule is subject to change upon discussion between the Companies if such change is necessary in the course of business integration process or for any other reason.

(2) Details on the Allocation of Shares upon the Share Transfer

Name of Company	Nisshin	Nikkinko
Share Transfer Ratio	1.00	0.56

(Note 1) Upon the Share Transfer, 0.1 share of common stock in the Holding Company will be issued for each 1 share of common stock in Nisshin and 0.056 shares of common stock in the Holding Company will be issued for each 1 share of common stock in Nikkinko. If any share of common stock in the Holding Company to be issued to a shareholder of Nisshin or Nikkinko upon Share Transfer is less than 1 whole share, cash will be paid to such shareholder for such share less than 1 whole share in accordance with Article 234 of Companies Act and any other related laws and regulations. The above share transfer ratio, however, is subject to change upon discussion between the Companies in the event of occurrence of any material change in the status of business, assets or debts of Nisshin or Nikkinko.

(Note 2) The number of shares in Nisshin and Nikkinko per unit is 1,000 shares and the number of shares in the Holding Company per unit shall be 100 shares.

(Note 3) Number of new shares to be issued by the Holding Company (scheduled): 109,843,923 shares of common stock

The number of new shares mentioned above is the number of shares calculated based on 994,500,174 total issued shares in Nisshin and 185,605,475 total issued shares in Nikkinko as of March 31, 2012. The actual number of new shares to be issued by the Holding Company is subject to change.

(Note 4) Shareholders who will receive less than 100 allocated shares in the Holding Company cannot sell such shares at the stock exchange, but such shareholders who hold less than one unit of shares will be able to use the purchase option system or sale option system.

-   Purchase Option System

System under which a shareholder is entitled to request the Holding Company to sell shares in the Holding Company to such shareholder so that the shareholder will have one unit of shares in the Holding Company by combining the shares that such shareholder already owns with the shares that such shareholder will purchase from the Holding Company.

-   Sale Option System

System under which a shareholder is entitled to request the Holding Company to purchase the shares in the Holding Company held by such shareholder which are less than one unit pursuant to Article 192(1) of the Companies Act.

(Note 5) No changes from the Press Release of March 19, 2012 have been made as to the basis of calculation, the process of calculation, the relationship with financial advisors, the measures to ensure fairness and the measures to avoid conflicts of interest.

(3)	Treatment of Share Option and Bond with Share Option upon the Share Transfer

Both Nisshin and Nikkinko have not issued any share option or bond with share option.

(4)	Dividends of Surplus

Dividends of surplus by Nisshin as of fiscal year ended March 31, 2012 is scheduled to be distributed as 1.5 yen per share as provided in “Consolidated Financial Results for the Fiscal Year Ended March 31, 2012” which was released today.

Dividends of surplus by Nikkinko as of fiscal year ended March 31, 2012 is scheduled not to be implemented as provided in “Consolidated Financial Results for the Fiscal Year Ended March 31, 2012” which was released today.

(5)	Matters Concerning Application for Listing of the Holding Company

Nisshin and Nikkinko plan to apply the shares in the Holding Company as newly listed shares on Tokyo Stock Exchange.

The listing date is scheduled for October 1, 2012. Upon Share Transfer, the shares in Nisshin and Nikkinko are scheduled to be delisted as of September 26, 2012.

3.	Overview of the Companies

(1) Name	Nisshin Steel Co., Ltd.	Nippon Metal Industry Co., Ltd.

(2) Location	4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8366	2-6, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-8937

(3) Name of Representative	Toshinori Miki Representative Director and President & Chief Executive Officer	Hiroshi Yoshimura Representative Director and President

(4) Business Description	Manufacturing, processing and sales of steel products and other business incidental thereto	Manufacturing, processing and sales of stainless steel, heat resistant steel and any other metal products

(5) Capital	79. 913 billion yen (as of March 31, 2012)	13.408 billion yen (as of March 31, 2012)

(6) Date of Establishment	February 15, 1928	June 15, 1932

(7) Total Number of Issued Shares	994,500 thousand shares (as of March 31, 2012)	185,605 thousand shares (as of March 31, 2012)

(8) Date of Fiscal Year End	March 31	March 31

(9) Number of Employees	5,989 (3,643 on a non-consolidated basis) (as of March 31, 2012)	818(634 on a non-consolidated basis) (as of March 31, 2012)

(10) Main Customers	Metal One Corporation Nihon Teppan Co., Ltd. Hanwa Co., Ltd.	Marubeni-Itochu Steel Inc. Metal One Corporation Sumitomo Corporation

(11) Main Banks	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Mizuho Corporate Bank, Ltd. Sumitomo Mitsui Trust Bank, Limited Mitsubishi UFJ Trust and Banking Corporation	Resona Bank, Limited The Bank of Yokohama, Ltd. Sumitomo Mitsui Trust Bank, Limited Mitsubishi UFJ Trust and Banking Corporation

(12) Principal Shareholders and Shareholding Percentage

Nippon Steel Corporation 9.17%

Japan Trustee Services Bank, Ltd. (account in trust) 4.11%

The Master Trust Bank of Japan, Ltd. (account in trust) 2.77%

Taiyo Life Insurance

Company 2.66%

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 2.48%

Japan Trustee Services Bank, Ltd. (account in trust No. 9) 2.07%

Nippon Life Insurance

Company 2.01%

Mizuho Corporate Bank, Ltd. 1.78%

Sanwa Holdings

Corporation 1.74%

Nipponkoa Insurance Co.,

Ltd. 1.35%

(as of March 31, 2012)

Nikkinko’s Customers

Shareholding Association 5.52%

Nisshin Steel Co., Ltd. 5.12%

Metal One Corporation 3.44%

Resona Bank, Limited 2.44%

The Bank of Yokohama, Ltd. 2.44%

Marubeni-Itochu Steel Inc. 2.20%

Hanwa Co., Ltd. 1.88%

Taiyo Stainless Spring Co.,

Ltd. 1.81%

Chofu Seisakusho, Ltd. 1.73%

Maruzen Showa Unyu Co.,

Ltd. 1.72%

(as of March 31, 2012)

(13) Relationship between the Companies

Capital Ties	As of March 31, 2012, Nisshin holds 9,500,000 shares representing 5.12% of issued shares in Nikkinko, and Nikkinko holds 5,000,000 shares representing 0.50% of issued shares in Nisshin.

Personnel Ties	No notable personnel ties exist between Nisshin and Nikkinko. No notable personnel ties exist between the person or company related to Nisshin and the person or company related to Nikkinko.

Business Ties	Nisshin and Nikkinko are engaged in transactions under which they have consignor/consignee relationship for the supply and manufacture of parts of semi-finished products and finished products of stainless steel.

Status Applicable to the Related Parties	Nikkinko and people and companies related to Nikkinko are not parties related to Nisshin. Nisshin and people and companies related to Nisshin are not parties related to Nikkinko.

(14) Operating Results and Financial Position of Past 3 Years

Fiscal Year	Nisshin Steel Co., Ltd. (Consolidated Basis)			Nippon Metal Industry Co., Ltd. (Consolidated Basis)
	Fiscal Year Ended March 31, 2010	Fiscal Year Ended March 31, 2011	Fiscal Year Ended March 31, 2012	Fiscal Year Ended March 31, 2010	Fiscal Year Ended March 31, 2011	Fiscal Year Ended March 31, 2012

Consolidated Net Assets	205.3 billion yen	205 billion yen	193.4 billion yen	21.3 billion yen	22 billion yen	15.1 billion yen

Consolidated Total Assets	670.3 billion yen	663.8 billion yen	627.4 billion yen	90 billion yen	90.8 billion yen	79.1 billion yen

Consolidated Net Assets per Share	220.56 yen	219.94 yen	206.75 yen	123.25 yen	121.73 yen	83.66 yen

Consolidated Sales	441.4 billion yen	545.3 billion yen	557.8 billion yen	75.7 billion yen	93.2 billion yen	81.5 billion yen

Consolidated Operating Income (Loss)	(43.2 billion) yen	23.9 billion yen	7 billion yen	(5 billion) yen	1.4 billion yen	(5.5 billion) yen

Consolidated Ordinary Income (Loss)	(53.7 billion) yen	18.5 billion yen	4.6 billion yen	(5.9 billion) yen	0.3 billion yen	(6.4 billion) yen

Consolidated Net Income (Loss)	(61.7 billion) yen	12 billion yen	(4.8 billion) yen	(6.4 billion) yen	0.3 billion yen	(6.7 billion) yen

Consolidated Net Income (Loss) per Share	(68.28) yen	13.33 yen	(5.39 yen)	(37.76) yen	1.92 yen	(37.05) yen

Dividend per Share	1.0 yen	2.0 yen	1.5 yen	1.0 yen	None	None

4.	Overview of the Holding Company to be Established as a Result of the Share Transfer

(1) Trade Name	Nisshin Seiko Holdings Kabushiki Kaisha (“Nisshin Steel Holdings Co., Ltd.” in English)

(2) Business Description	Management and administration of subsidiaries, etc. which engage in the business of, among others, manufacturing, processing and sales of steel products and non-steel products and other business incidental thereto

(3) Location	4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo

(4) Representatives and Directors Scheduled to be Appointed	Chairman and Director	Hideo Suzuki	(current Chairman and Director of Nisshin)

	President & Chief Executive Officer and Representative Director	Toshinori Miki	(current President & Chief Executive Officer and Representative Director of Nisshin)

	Vice-President & Executive Officer and Representative Director	Hiroshi Yoshimura	(current President and Representative Director of Nikkinko)

	Vice-President & Executive Officer and Director	Umeo Irie	(current Vice-President & Executive Officer and Representative Director of Nisshin)

	Vice-President & Executive Officer and Director	Yukio Nariyoshi	(current Vice-President & Executive Officer and Representative Director of Nisshin)

	Managing Executive Officer and Director	Kenji Minami	(current Managing Executive Officer and Director of Nisshin)

	Managing Executive Officer and Director	Kazuhisa Obama	(current Managing Executive Officer and Director of Nisshin)

	Managing Executive Officer & Chief Financial Officer and Director	Yoshikazu Tsuda	(current Managing Executive Officer & Chief Financial Officer and Director of Nisshin)

	Managing Executive Officer and Director	Yukio Uchida	(current Managing Executive Officer and Director of Nisshin)

	Managing Executive Officer and Director	Masahiro Sasaki	(current Managing Director of Nikkinko)

	Standing Auditor	Takashi Sugiyama	(current Standing Auditor of Nisshin)

	Auditor	Koichi Muraoka	(current Auditor of Nikkinko)

	Auditor	Yukihiro Ito	(current Auditor of Nisshin)

	Auditor	Yoichiro Yamakawa	(current Auditor of Nisshin)

	Auditor	Makoto Haya	(current Director and Senior Adviser of Nippon Steel Engineering Co., Ltd.)

(5) Paid in Capital	30 billion yen

(6) Net Assets	To be determined

(7) Total Assets	To be determined

(8) Date of Fiscal Year End	March 31

(9) Name of Shareholder Registry Administrator	Mitsubishi UFJ Trust and Banking Corporation

(10)	Outline of the Accounting Process upon the Share Transfer

The purchase method is expected to apply to the Share Transfer due to the fact that the Share Transfer falls under the category of “Acquisition” as defined in the accounting standard for business combination. Amount of goodwill (or negative goodwill) cannot be estimated at this time and will be announced once it is determined.

(11)	Future Outlook

The Companies will continue to discuss the outlook of the business of the Companies after the integration at the integration study committee and section meetings established by the Companies. Earnings forecast of the Holding Company will be announced once it is determined.

(12)	Reorganization, etc. after the Integration

In order to maximize the synergy effects, Nisshin and Nikkinko will continue to engage in their businesses and to carry out the reorganization process and will work toward the early implementation of consolidation of Nisshin, Nikkinko and the Holding Company.

Note Regarding Forward-looking Statements

This document includes “forward-looking statements” that reflect the plans and expectations of Nisshin and Nikkinko in relation to, and the benefits resulting from, their possible business integration described above. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the post-transaction group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the post-transaction group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;

(2)	changes in steel supply, raw material costs and exchange rates;

(3)	changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;

(4)	changes in the value of assets (including pension assets), such as marketable securities;

(5)	changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;

(6)	rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;

(7)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8)	the Companies’ being unable to complete the business integration;

(9)	failure of Companies to obtain approvals from shareholders at the shareholders’ meeting or the approvals from relevant authorities, both of which are necessary for the business integration, or any other reason arises which prevents the implementation of business integration; and

(10)	difficulties in realizing the synergies and benefits of the post-integration group companies.

END